UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BOFI HOLDING, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BOFI HOLDING, INC.

September 25, 2009

Dear Shareholder:

The Board of Directors and I would like to extend you a cordial invitation to attend the Annual Meeting of Shareholders of BofI Holding, Inc. (the “Company”). The meeting will be held on Thursday, October 22, 2009 at 2:00 PM at the Marriott Hotel – Carmel Valley/Del Mar, 11966 El Camino Real, San Diego, CA 92130.

The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting. We also will discuss the operations of the Company and its wholly owned subsidiary, Bank of Internet USA (the “Bank”). Your participation in Company activities is important, and we hope you will attend.

Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

Sincerely,

Gregory Garrabrants President and Chief Executive Officer

12777 High Bluff Drive, Suite 100, San Diego, CA 92130 858/350-6200

BOFI HOLDING, INC.

12777 High Bluff Drive, Suite 100

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 22, 2009

NOTICE TO THE SHAREHOLDERS OF BOFI HOLDING, INC.

The 2009 Annual Meeting of Shareholders of BofI Holding, Inc. (the “Company”) will be held at the Marriott – Carmel Valley/Del Mar, 11966 El Camino Real, San Diego, CA 92130, on Thursday, October 22, 2009 at 2:00 PM, Pacific Time, for the following purposes:

1.	Election of Directors. To elect the following three nominees to serve as directors for a three-year term or until their successors are elected and have qualified:

Jerry F. Englert, Gregory Garrabrants and Paul Grinberg

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on September 10, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

September 25, 2009	Gregory Garrabrants
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. RETURNING THE ENCLOSED PROXY WILL ASSURE THAT YOUR VOTE WILL BE COUNTED AND IT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

i

BOFI HOLDING, INC.

12777 High Bluff Drive, Suite 100

San Diego, CA 92130

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held at 2:00 PM Pacific Time, October 22, 2009

INTRODUCTION

This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of BofI Holding, Inc., a Delaware corporation (the “Company”), for use at the 2009 Annual Meeting of Shareholders, which will be held on Thursday, October 22, 2009, at 2:00 PM, Pacific Time, at the Marriott Hotel – Carmel Valley/Del Mar, 11966 El Camino Real, San Diego, CA 92130, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about September 25, 2009.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Some shareholders may have their shares registered in different names or hold shares in different capacities. For example, a shareholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to sign, date and return all of those proxy cards.

Who May Vote?

If you were a shareholder on the records of the Company at the close of business on September 10, 2009, you may vote at the 2009 Annual Meeting, either in person or by proxy. On that day, there were 8,082,768 shares of our common stock outstanding and entitled to be voted.

How Many Votes Do I Have?

Each share is entitled to one vote; except that if any shareholder in attendance at the Annual Meeting announces an intention to cumulate votes in the election of directors prior to the voting, then all shareholders will be entitled to cumulate votes in that election. In an election of directors held by cumulative voting, each shareholder is entitled to cast a number of votes that is equal to the number of directors to be elected (which at this Annual Meeting will be two) multiplied by the number of shares which the shareholder is entitled to vote at the Meeting, and to cast all of those votes for a single nominee or to distribute them among the two nominees in such proportions as the shareholder may choose.

In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the shareholder on that proxy. If a shareholder provides no specific direction, the shares will be voted FOR the election of the Directors nominated by the Board.

If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the judgment of the holders of the proxy. However, if your stock is held in a brokerage account or by a nominee, please read the information below under caption “How Do I Vote Shares Held by Brokers, Banks and Other Nominees?” and “What Vote is Required to Take Action” regarding how your shares may be voted.

How Do I Vote?

Voting by Proxy. Shareholders may complete, sign, date and return their proxy cards in the postage-prepaid return envelope provided. If you sign and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors (except, as described below, for shares held by brokers, banks and other nominees). If you forget to sign your proxy card, your shares cannot be voted. However, if you sign your proxy card but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy card, as well as sign it.

Voting In Person at the Annual Meeting. Alternatively, you may attend the Annual Meeting and vote in person. However, if your shares are held in a brokerage account or by a nominee holder, you will need to contact the broker or the nominee holder to obtain a proxy that will enable you to vote your shares in person at the Annual Meeting.

How Do I Vote Shares Held by Brokers, Banks and Other Nominees?

If you hold your shares of common stock in a broker, bank or nominee account, you are the “beneficial owner” of those shares, holding them in “street name.” In order to vote your shares, you must give voting instructions to your broker, bank, or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are transmitted by nominee holders on your behalf will count toward a quorum and will be voted as instructed by you as beneficial holder of the shares. If you fail to provide voting instructions to your broker or other nominee, your broker or other nominee will have discretion to vote your shares at the Annual Meeting for the election of the Board’s Director nominees (unless there is a “counter-solicitation” or your broker has knowledge of a “contest,” as those terms are used in the New York Stock Exchange Rules).

What Vote is Required to Take Action?

Quorum Requirement. Our Bylaws require that a quorum – that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting – be present, in person or by proxy, before any business may be transacted at the Meeting (other than adjourning the Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).

Votes Required to Elect Directors. Assuming a quorum of the shareholders is present in person or by proxy at the Annual Meeting, a plurality of the votes cast is required for the election of Directors. As a result, the two nominees who receive the highest number of votes cast will be elected.

Any shares voted to “Withhold Authority” will have no effect on the outcome of the election of directors at the Annual Meeting. Broker non-votes, which relate to shares for which “street” or “nominee” holders do not obtain voting instructions from the beneficial holders and cannot or do not choose to vote the shares on a discretionary basis, are not counted as votes cast. However, shares voted to Withhold Authority and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How Can I Revoke My Proxy?

If you are a registered owner and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions which, to be effective, must be taken before your proxy is voted at the Annual Meeting:

•

Sending a written notice to revoke your proxy to the Secretary of the Company, at 12777 High Bluff Drive, Suite 100, San Diego, CA 92130. To be effective, the Company must receive the notice of revocation before the Annual Meeting commences.

•

Transmitting a proxy by mail at a later date than your prior proxy. To be effective, the Company must receive the later dated proxy before the Annual Meeting commences. If you fail to date or to sign that later proxy, however, it will not be treated as a revocation of an earlier dated proxy.

•	Attending the Annual Meeting and voting in person or by proxy in a manner different than the instructions contained in your earlier proxy.

However, if a broker or other nominee holder holds your shares, you will need to contact your broker or the nominee holder if you wish to revoke your proxy.

ITEM 1. ELECTION OF DIRECTORS

Board Nominees

Three directors will be elected at the Annual Meeting to hold office for a three-year term expiring at the 2012 Annual Shareholders Meeting or until their successors are elected and have qualified. The Board of Directors has nominated the three persons named below for election to the Board. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for the election of these nominees. If, prior to the Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors.

Vote Required and Recommendation of the Board of Directors

The three nominees receiving the most votes cast in the election of Directors by holders of shares of common stock present or represented by proxy and entitled to vote at the Meeting will be elected to serve as Directors of the Company for the ensuing three years. As a result, shares as to which the authority to vote is withheld, which will be counted, and broker non-votes, which will not be counted, will have no effect on the outcome of the election of directors.

If any record shareholder gives notice at the Annual Meeting of his or her intention to cumulate votes in the election of Directors, the proxy holders shall have the discretion to allocate and cast the votes represented by the proxies they hold among the nominees named below in such proportions as they deem appropriate in order to elect as many of those nominees as is possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Board Nominees - 2009

The following sets forth the names and a brief description of the principal occupation and recent business experience of each of the nominees selected by the Board of Directors for election to the Company’s Board of Directors at the 2009 Annual Meeting:

Jerry F. Englert. Mr. Englert has served as Chairman of the Board of Directors of the Company since July 1999 and as President and Chief Executive Officer of the Company from July 1999 to October 2004. He was a founder of Bank of Del Mar and its Vice Chairman from 1989 to 1994. Mr. Englert served as the President, Chief Executive Officer and a Director of Winfield Industries from 1972 until it was sold to Maxxim Medical in 1991. From 1968 to 1972, he was Vice President of Marketing for IVAC Corporation and from 1963 to 1968, he was a Regional Sales Manager for Baxter Health Care, Inc. Mr. Englert holds a Bachelor of Arts degree from Morris Harvey College. In addition, Mr. Englert received an honorary Ph.D. from the University of Charleston. Mr. Englert is 68.

Gregory Garrabrants. Mr. Garrabrants has served as President and Chief Executive Officer of the Company since October 2007. He was elected as a director of the Company on March 1, 2008 to fill the vacancy left by the resignation from the board by Gary Lewis Evans. Mr. Garrabrants has more than 12 years of experience in financial services. Mr. Garrabrants began his career at Deloitte & Touche, LLP. Thereafter, Mr. Garrabrants worked at McKinsey & Company. While at McKinsey, Garrabrants advised top management of financial institutions on strategy development, marketing and sales force effectiveness, and acquisition and joint venture opportunities. After McKinsey, Mr. Garrabrants worked for Goldman Sachs as an investment banker from 2004 to 2006. Prior to joining the Company, Mr. Garrabrants lead the business development group responsible for merger and acquisitions, joint ventures, and strategic alliances at what was then the nation’s seventh largest thrift from 2006 to 2007. Mr. Garrabrants earned his degree of Juris Doctorate Magna Cum Laude, and his M.B.A., with highest distinction, from Northwestern University, and he earned a Bachelor of Science in Engineering from the University of Southern California. Mr. Garrabrants is a Chartered Financial Analyst. Mr. Garrabrants is 37.

Paul Grinberg. Mr. Grinberg has served as a member of the Board of Directors of the Company since April 2004. Mr. Grinberg serves as the Executive Vice President, CFO and Treasurer of Encore Capital Group, Inc., (NASDAQ: ECPG), a purchaser of charged-off, unsecured consumer loans, where he has been employed since September 2004. From May 2003 to January 2005, Mr. Grinberg served as the President and CEO of Brio Consulting Group, Inc., a company he founded that provided financial consulting services, primarily to small and mid-size private equity and venture-backed companies. From May 2000 to April 2003, Mr. Grinberg was the Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless technology solutions to Fortune 1000 companies. From July 1999 to April 2000, Mr. Grinberg was the Executive Vice President and Chief Financial Officer for TeleSpectrum Worldwide, Inc., a leading provider of direct marketing and multichannel CRM solutions to Fortune 1000 companies in the United States and Canada. In July 1999, TeleSpectrum acquired International Data Response Corporation, where Mr. Grinberg served as Executive Vice President and Chief Financial Officer since February 1997. From September 1983 to January 1997, Mr. Grinberg held several positions at Deloitte & Touche LLP, the most recent of which was as a partner in the firm’s Merger & Acquisition Services Group. Mr. Grinberg is licensed as a CPA in the state of New York. Mr. Grinberg holds a Bachelor of Science degree in accounting from Yeshiva University and a Masters of Business Administration degree in Finance from Columbia University’s Graduate School of Business. Mr. Grinberg is 48.

Current Directors - Terms expire after 2009

Theodore C. Allrich. Mr. Allrich has served as Vice Chairman of the Board of Directors of the Company since 1999. Mr. Allrich is the founder of the financial educational website, The Online Investor (www.theonlineinvestor.com), which is based on his book of the same name. He has served as an investment advisor with his own firm, Allrich Investment Management, from June 1991 to June 2003. Prior to starting his own firm, Mr. Allrich spent 20 years with various Wall Street brokerage firms, where he was involved with investment banking, fixed income sales and management, specializing in mortgage-backed securities, institutional equity sales and trading. His last position with a brokerage firm was in 1990 as the regional manager for high grade fixed income investments with Drexel Burnham Lambert in San Francisco. Mr. Allrich holds a Bachelor of Arts degree from the University of California at Davis and a Master of Business Administration degree in Finance from Stanford University. Mr. Allrich is 63.

John Gary Burke. Mr. Burke is President and sole shareholder of Truck World, Inc., a wholesale and retail petroleum marketing company, based in the Youngstown, Ohio area. Truck World, Inc. is a retail jobber for Shell Oil and Marathon Ashland Petroleum. Since founding the company in 1972, he has built, developed, opened and operated convenience stores and truck stops. Additionally, in 1980, Mr. Burke acquired and operated four pipeline terminals on the Buckeye Pipeline System and became involved with various aspects of distribution, including scheduling, trading and hedging. Mr. Burke served as a Director of the Ohio Petroleum Marketing Association for nine years during this time. Mr. Burke is also President and sole shareholder of J. Gary Burke Corporation, a real estate holding company that owns and manages properties in various states. Most recently, J. Gary Burke Corporation processed the entitlements and developed the site improvements for a 40-acre industrial park in Otay Mesa, California. Before serving in the United States Navy as a Naval Aviator from 1968 to 1971, Mr. Burke earned his BSME degree from the University of Miami, Florida. Mr. Burke is 64.

Nicholas A. Mosich. Mr. Mosich is currently a Managing Member of Ion Capital Partners, LLC., and a general partner of Ion California Land Fund, LP a discretionary investment fund that is acquiring distressed residential development projects in California. Mr. Mosich brings 25 years of capital markets and business management experience - most recently as an Executive Vice President, Executive Committee Member and Member of the Board of Directors of The Seidler Companies Incorporated, a NYSE member firm. While at Seidler, Nicholas was responsible for its Orange County Office, overseeing its Private Client Service operations and

Investment Banking Operations. He was also as a producing Managing Director of its Community Bank Group. While at Seidler, he was active in mergers and acquisitions, raising public and private capital for emerging growth companies and for raising capital for banks including an active role as a co-manager of BofI Holding, Inc.’s IPO. In January of 2001, he merged his predecessor firm, Hagerty Stewart & Associates, Inc., into Seidler. Previously, Mr. Mosich was a partner at McGoodwin James & Company, a venture capital firm headquartered in Costa Mesa, where he was active in funding later stage venture companies and structuring private investments in public companies. Mr. Mosich completed his undergraduate degree (cum laude) at the University of Michigan and received his M.B.A from Stanford University. Mr. Mosich is 54.

Thomas J. Pancheri. Mr. Pancheri has served as a member of the Board of Directors of the Company since July 1999. Since July 1981, Mr. Pancheri has served as the President of San Diego Pension Consultants, Inc., a company specializing in the design and administration of retirement plans. San Diego Pension Consultants is the main division of Pen/Flex, Inc., which services qualified plans, primarily in the San Diego area. Mr. Pancheri is active in the National Institute of Pension Administrators and was the Charter President of the San Diego chapter. In addition, he has been a member of the Western Pension & Benefits Conference since 1980. Mr. Pancheri is 49.

Connie M. Paulus. Ms. Paulus has served as a member of the Board of Directors of the Company since July 1999. Ms. Paulus is a scientist specializing in transgenic technology and has more than 20 years of laboratory experience, including appointments at Washington State University, UC Irvine Medical Center, The Salk Institute for Biological Sciences and the University of California at San Diego. From January 1992 to December 1999, Ms. Paulus served as a research associate at the University of California at San Diego, managing the transgenic animal facility. She also participates in a family owned business specializing in residential and commercial land development and real estate lending. Ms. Paulus holds a Bachelor of Science degree from Western Washington University and a Masters of Science degree from Washington State University. Ms. Paulus is 49.

Gordon L. Witter, Jr. Mr. Witter has served as a member of the Board of Directors of the Company since July 1999. Following his retirement as a Chief Pilot for American Airlines, Captain Witter formed Witter Associates, a flight operations consulting firm, where he has been serving as President since April 1995. He is a co-founder of Air Carrier Associates, Inc., a firm specializing in risk management issues for airline and general aviation clients and has been its Managing Partner from July 1997 to the present. Mr. Witter serves as Treasurer of the Sharp Healthcare Foundation and as Chairman of the San Diego Aerospace Museum and is on the Greater San Diego Chamber of Commerce Military Affairs Council. Mr. Witter is 74.

There are no family relationships among any of the officers or directors.

Resignation of Chairman and Election of New Chairman and Vice Chairman Effective October 2009

On May 22, 2009, Mr. Jerry F. Englert, the Chairman of the Board of Directors of the Company, announced his resignation as Chairman effective October 22, 2009. Mr. Englert will remain a director of the Company. Also, on May 22, 2009, the directors i) elected the Company’s current Vice Chairman of the Board, Theodore C. Allrich, as Chairman of the Board of Directors effective October 22, 2009 and ii) elected Mr. Englert to serve as Vice Chairman of the Board of Directors of the Company effective immediately after his resignation as Chairman on October 22, 2009.

Corporate Governance

The Role of the Board of Directors

In accordance with our Bylaws and Delaware law, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board also are the members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, including the Bank, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and in Board committee meetings.

Board of Directors Composition and Independence

Our Board of Directors is authorized to have up to ten members and nine members are currently on the board. In accordance with the terms of our Amended and Restated Certificate of Incorporation and Bylaws, our Board of Directors was divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The members of the classes are divided as follows:

•	The Class I directors are Messrs. Allrich, Burke and Mosich and their terms will expire at the 2011 annual meeting of stockholders;

•	The Class II directors are Messrs. Englert, Grinberg and Garrabrants, and their terms will expire at the 2009 annual meeting of stockholders; and

•	The Class III directors are Messrs. Witter, Pancheri and Ms. Paulus, and their terms will expire at the 2010 annual meeting of stockholders.

The authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of a majority of our outstanding stock entitled to vote on election of directors.

The Board has determined that eight members of the Board are independent under the definition of independence set forth in NASDAQ’s listed company rules. Mr. Garrabrants is not independent because he is our Chief Executive Officer. In reaching these conclusions, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or that have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.

All of the members of the Audit and Compensation Committees of the Board are independent directors.

Corporate Governance Principles

Our Directors are committed to having sound corporate governance principles that assist them in fulfilling their oversight duties. These principles are essential to maintaining the Company’s integrity in the marketplace. In January 2005, our Board formally adopted Corporate Governance Guidelines of BofI Holding, Inc. (the “Governance Guidelines”), which include a number of the practices and policies under which our Board has operated for some time, together with concepts suggested by various authorities in corporate governance and the new requirements under the NASDAQ’s listed company rules and the Sarbanes-Oxley Act of 2002. Some of the principal subjects covered by our Governance Guidelines include:

•

Director Qualifications, which addresses a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

•

Responsibilities of Directors, including acting in the best interests of all shareholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

•

Director Access to Management and, as necessary and appropriate, Independent Advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

•	Funding for Independent Advisors to the Board and committees, as necessary or appropriate.

•	Annual Performance Evaluation, including an annual self-assessment of the performance of the Compensation Committee.

•

Regularly Scheduled Executive Sessions of the Board, without Management. Our Governance Guidelines also provide for the Audit Committee to meet with the Company’s outside auditors separately from management.

Board Meetings and Attendance

Our Board members are encouraged to prepare for and attend all Board of Director and shareholder meetings and the meetings of the Board committees on which they are members. During the 2009 fiscal year, the Boards of Directors of the Company and the Bank held a total of 11 meetings and 11 meetings, respectively. All but one of our directors attended at least 80 percent of the total of those meetings and the meetings of the Board committees on which they served. Michael A. Chipman was a director for the first four months of fiscal 2009. Mr. Chipman was not able to attend the four meetings before the October 2008 shareholder meeting where he did not stand for re-election. All of our directors attended our Annual Meeting of Shareholders held in October 2008.

Code of Business Conduct

We have adopted a Code of Business Conduct for our directors, officers and employees and a specific Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer. A copy of our Code of Business Conduct and Code of Ethics can be found at the Corporate Governance section of our website at www.bofiholding.com. We intend to disclose, at this location on our website, any amendments to that Code and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer.

Other Governance Matters

In addition to the governance initiatives discussed above, our Chief Executive Officer and Chief Financial Officer have certified our SEC filings as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 each quarter since the certification rules became applicable to us. We also have adopted charters for our Board committees in compliance with NASDAQ listed company rules.

You can access our Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Investor Relations section of our website at www.bofiholding.com.

Committees of the Board of Directors

The Board has three standing committees: Audit, Compensation and Nominating. A description of the general functions of the Committees, the composition of each of those Committees and the number of meetings held by those Committees for the 2009 fiscal year are set forth below.

Audit Committee. The members of the Audit Committee are Paul Grinberg, its Chairman, Thomas Pancheri, Gordon Witter, Jr., and Nicholas Mosich. All of the members of the Audit Committee are independent directors within the meaning of the NASDAQ listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Grinberg meets the definitions of “audit committee financial expert” adopted by the Securities and Exchange Commission (the “SEC”) and included in NASDAQ’s rules for listed companies. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter. A copy of that Audit Committee Charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. The Audit Committee held five meetings during fiscal 2009. The Audit Committee also meets with our outside auditors and members of management, separately.

Compensation Committee. The Compensation Committee is comprised of the following directors, all of whom are independent (as defined in the applicable NASDAQ listed company rules): Gordon Witter, Jr., who serves as the Committee’s Chairman, Gary Burke, Paul Grinberg and Thomas Pancheri. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans for our executive officers. Our Board of Directors has approved a charter setting forth the role and responsibilities of the Compensation Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. The Compensation Committee held five meetings during fiscal 2009.

Nominating Committee. The members of the Nominating Committee are Jerry Englert, its Chairman, Paul Grinberg and Gordon Witter, Jr. The Committee will identify and screen new candidates for Board membership. Each member of the Committee is an “independent director” within the meaning of the NASDAQ listed company rules. The Board has adopted a charter setting forth the responsibilities of the Nominating Committee. A copy of that charter, which complies with applicable NASDAQ rules, is accessible at the Investor Relations section of our website at www.bofiholding.com. The Committee met three times during fiscal 2009 in its role as Nominating Committee.

The Director Nominating Process. In identifying new Board candidates, the Nominating Committee will seek recommendations from existing board members and executive officers. The Committee also has the authority to engage an executive search firm and other advisors, as it deems appropriate, to assist it identifying qualified candidates for the Board.

In considering potential new directors and officers, the Committee will review individuals from various disciplines and backgrounds. Among the qualifications to be considered in the selection of candidates are broad experience in business, finance or administration; familiarity with national and international business matters; familiarity with the Company’s industry; and prominence and reputation. Since prominence and reputation in a particular profession or field of endeavor are what bring most persons to the Committee’s attention, there is the further consideration of whether the individual has the time available to devote to the work of the Board and one or more of its committees.

A review is also to be made of the activities and associations of each candidate to ensure that there is no legal impediment, conflict of interest or other consideration that might hinder or prevent service on the Board. In making its selection, the Committee will bear in mind that the foremost responsibility of a director of a Company is to represent the interests of the stockholders as a whole.

PRINCIPAL HOLDERS OF COMMON STOCK

This table shows information regarding beneficial ownership of the Company’s common stock by the only entities known by us to have owned more than 5% of the outstanding shares of our common stock on September 10, 2009. Included in the shares beneficially owned are shares that could be purchased under stock options granted to directors as of September 10, 2009 and exercisable within 60 days after September 10, 2009.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Arthur Richards Rule[1]	873,000	10.80%
Michael A. Chipman[2]	809,527	10.02%
Jerry F. Englert[3]	654,031	8.01%
John Gary Burke[4]	521,993	6.41%
Grand Slam Asset Management, LLC[5]	469,219	5.81%
Scott L. Barbee[6]	450,208	5.57%

(1)	Based solely on a review of the Schedule 13G filed by Arthur Richards Rule, the Rule Family Trust udt 12/17/98, Exploration Capital Partners 1998-B Limited Partnership, Resource Investment Management Corporation and Resource Capital Investment Corporation with the SEC on February 6, 2009 and Form 4 filed September 10, 2009. The address for the Rule Family Trust udt 12/17/98 is 7770 El Camino Real, Carlsbad, CA 92009. As reported on the Schedule 13G, Mr. Rule and his wife are individuals and co-trustees of The Rule Family Trust udt 12/17/98 which has sole voting and dispositive power with respect to 873,000 shares.
(2)	Based on a review of the Schedule 13G filed by The Chipman First Family Limited Partnership and Michael and Evelyn Chipman with the SEC on February 13, 2009. Mr. Chipman is a former director and holds his common stock in The Chipman First Family Limited Partnership. Chipent, LLC is the general partner of The Chipman First Family Limited Partnership and Michael and Evelyn Chipman are sole members and sole managers of Chipent, LLC. Includes 44,444 shares of common stock currently issuable upon conversion of our Series B preferred stock, based on the current effective conversion price of $9.00 per share. The sole limited partner of the holder is M&E Chipman Living Trust 9/28/95, of which Michael and Evelyn Chipman are the sole trustees and the settlers which has sole voting and dispositive power with respect to the 809,527 shares.
(3)	Mr. Englert is a director and holds his common stock in The Englert Family Trust that includes 44,444 shares of common stock currently issuable upon conversion of our Series B preferred stock, based on the current effective conversion price of $9.00 per share. The amount set forth includes exercisable options to purchase 38,463 shares of the Company’s common stock.
(4)	Mr. Burke is a director and his ownership excludes 12,000 shares held by his children for which Mr. Burke does not have voting or dispositive power over these shares, but includes 44,444 shares of common stock currently issuable upon conversion of our Series B preferred stock, based on the current effective conversion price of $9.00 per share. The amount set forth includes exercisable options to purchase 12,900 shares of the Company’s common stock.
(5)	Based solely on a review of the Schedule 13G filed by Grand Slam Asset Management, LLC with the SEC on June 1, 2006. The address for Grand Slam Asset Management LLC is One Bridge Plaza, Fort Lee, New Jersey 07024. Grand Slam Asset Management, LLC (“Asset Management”) serves as an investment adviser of Grand Slam Capital Master Fund Ltd. (“Master Fund”) and may be deemed to control, directly or indirectly, the Master Fund and beneficially own the Company’s common stock. Asset Management and Master Fund share voting and dispositive power with respect to the 469,219 shares.
(6)	Based solely on a review of the Schedule 13G filed by Scott L. Barbee and Aegis Financial Corporation with the SEC on February 17, 2009. The address for Aegis Financial Corporation is 1100 North Glebe Road, Suite 1040, Arlington, VA 22201. As reported on the Schedule 13G, Mr. Barbee is an individual who has sole voting and dispositive power with respect to 450,208 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of September 10, 2009 regarding the shares of the Company’s common stock that were owned, beneficially, by (i) each director, (ii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Officers”), and (iii) all of the current directors and executive officers as a group. Included in the shares beneficially owned are shares that could be purchased under stock options granted to directors and officers as of September 10, 2009 and exercisable within 60 days after September 10, 2009. The percent of outstanding shares of our common stock is based upon outstanding shares at September 10, 2009. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns.

Name	Common Stock(1)	Options Exercisable(2)	Conversion of Series A & B Preferred (3)	Total Beneficial Ownership	Percent of Outstanding Shares
Jerry F. Englert (4)	571,124	38,463	44,444	654,031	8.01%
John Gary Burke (5)	464,649	12,900	44,444	521,993	6.41%
Gary Lewis Evans (6)	51,625	144,325	—	195,950	2.38%
Thomas J. Pancheri (7)	139,674	23,667	—	163,341	2.01%
C. Michelle Paulus (8)	105,636	34,744	11,111	151,491	1.86%
Andrew J. Micheletti (9)	9,000	125,000	2,778	136,778	1.67%
Gordon L. Witter, Jr. (10)	69,462	23,668	—	93,130	1.15%
Michael Berengolts (11)	4,287	76,188	10,000	90,475	1.11%
Theodore Allrich (12)	48,080	39,825	—	87,905	1.08%
Gregory Garrabrants (13)	59,390	—	11,111	70,501	*
Paul Grinberg (14)	11,666	23,800	11,111	46,577	*
Nicholas Mosich (15)	7,500	—	—	7,500	*
James Thomas (16)	554	—	—	554	*
All current directors and executive officers as a group (13 persons)	1,542,647	542,580	134,999	2,220,226	25.34%

*	Less than one percent.
(1)	All fractional shares have been rounded to the closest whole share.
(2)	In accordance with applicable SEC rules, only options that are exercisable within 60 days after September 10, 2009.
(3)	Shares of common stock currently issuable upon conversion of our Series B preferred stock, based on the current effective conversion price of $9.00 per share.
(4)	Mr. Englert is a director and holds his common stock in The Englert Family Trust. Includes 44,444 shares of common stock issuable upon conversion of our Series B preferred stock.
(5)	Mr. Burke is a director and his ownership excludes 12,000 shares held by his children for which Mr. Burke does not have voting or dispositive power over these shares. Also includes, 44,444 shares of common stock issuable upon conversion of our Series B preferred stock.
(6)	Mr. Evans is the chief operating officer and a former director and the former chief executive officer.
(7)	Mr. Pancheri is a director and holds 108,799 shares, 7,875 shares and 5,000 shares of the Company’s common stock in The Thomas J. Pancheri Separate Property Trust, Pancheri Enterprises and TJP Enterprises, Inc., respectively. Mr. Pancheri is the sole trustee of The Thomas J. Pancheri Separate Property Trust, the sole general partner of Pancheri Enterprises and the chief executive officer and sole director of TJP Enterprises, Inc. In addition, 18,000 shares are held in the names of Mr. Pancheri’s children.
(8)	Ms. Paulus is a director and holds 74,337 shares in her name and 31,299 shares as the managing member of Penfield Group, LLC. Also includes, 11,111 shares of common stock issuable upon conversion of our Series B preferred stock.
(9)	Mr. Micheletti is the chief financial officer and his ownership includes 2,778 shares of common stock issuable upon conversion of our Series B preferred stock.
(10)	Mr. Witter is a director.

(11)	Mr. Berengolts is an executive officer and his ownership includes 10,000 shares of common stock issuable upon conversion of our Series B preferred stock.
(12)	Mr. Allrich is a director.
(13)	Mr. Garrabrants is a director and chief executive officer and his ownership includes 11,111 shares of common stock issuable upon conversion of our Series B preferred stock.
(14)	Mr. Grinberg is a director and his ownership includes 11,111 shares of common stock issuable upon conversion of our Series B preferred stock.
(15)	Mr. Mosich is a director.
(16)	Mr. Thomas is an executive officer.

Compensation of Non-Employee Directors

The Company’s Board of Directors, acting upon a recommendation from the Compensation Committee, annually determines the non-employee directors’ compensation for serving on the Board and its committees. In establishing director compensation, the Board and the Compensation Committee are guided by the following goals:

•	Compensation should consist of a combination of cash and equity awards that are designed to fairly pay the directors for work required for a company of our size and scope;

•	Compensation should align the directors’ interests with the long-term interests of shareholders; and

•	Compensation should assist with attracting and retaining qualified directors.

The Compensation Committee and Board completed a review of its compensation in August 2008 and approved new compensation levels for fiscal 2009, effective September 2009 and paid on a monthly basis. The Company does not pay director compensation to directors who are also our employees. Below are the elements of compensation paid to non-employee directors for their service on our Board:

Cash Compensation

Company non-employee directors received the following cash payments for their service on our Board of Directors and Board committees during fiscal 2009:

Amount
Annual cash retainer	$30,000
Chairman fee(1)	25,000
Chairman audit committee fee	20,000
Vice-chairman fee	10,000
Chairman compensation committee fee	10,000

(1)	Effective October 22, 2009 the annual Chairman fee will increase to $50,000.

The Company did not provide perquisites to any director in an amount that is reportable under applicable SEC rules and regulations. The Company directly pays or reimburses all non-employee directors for parking, travel and accommodation expenses in connection with attendance at Board and committee meetings.

Equity Compensation

Each non-employee director is eligible for an annual grant of options and restricted stock issued from our 2004 Stock Incentive Plan, as recommended by our Compensation Committee. The amounts of the annual non-employee director awards are discretionary from year-to-year. The options and restricted stock that the Company awards to our directors vests over three years, one-third each anniversary of the date of grant.

Company non-employee directors will receive each year the following grant of restricted stock units for their service on our Board of Directors and Board committees:

Amount
Director	3,600
Chairman(1)	5,000
Chairman audit committee	4,600
Vice-chairman	4,600
Chairman compensation committee	4,000

(1)	Effective October 22, 2009 the annual grant of restricted stock units for the Chairman will increase to 10,000 units.

On September 24, 2009, the Board of Directors of BofI Holding, Inc. granted the above amounts of restricted stock units to the non-employee directors for a total of 29,000 restricted stock units. The restricted stock units have a value of $8.15 per share, which was the closing price on the grant date of September 24, 2009, and vest over three years, one-third on each anniversary date of the grant. Mr. Mosich did not receive a grant as he joined the board at the end of fiscal 2009.

Deferred Compensation

Company directors are also eligible to participate in the Company’s Deferred Compensation Plan, which allows eligible directors to defer their fees and retainers payable for their service on the Board and Board committees.

In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid to non-employee directors during fiscal 2009:

Director Compensation in Fiscal 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)

Theodore Allrich	$37,333	$24,763	$8,844	—	—	$70,940

John Gary Burke	29,000	19,005	9,047	—	—	57,052

Michael A. Chipman (5)	9,000	3,966	4,416	—	—	17,382

Jerry F. Englert	50,833	26,916	8,150	—	—	85,899

Paul Grinberg	49,000	24,763	7,498	—	—	81,261

Nicholas A. Mosich (6)	5,000	294	—	—		5,294

Thomas J. Pancheri	29,000	19,380	5,868	—	—	54,248

C. Michelle Paulus	29,000	19,380	5,868	—	—	54,248

Gordon L. Witter, Jr.	37,333	19,380	5,868	—	—	62,581

(1)	The amounts in this column represent the annual cash fees paid to our non-employee directors for service during fiscal 2009.
(2)

This column reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2009 in accordance with FAS 123R for awards of unvested restricted stock and unvested restricted stock units. The fair value of Company restricted stock is based on the market value of our common stock on the applicable measurement date for accounting purposes. The table below provides the unvested restricted stock and restricted stock units issued as stock awards for each director as of June 30, 2009. The grant date fair value computed in accordance with FAS 123R for each restricted stock award issued in fiscal 2009 was $258,244.

(3)

This column reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2009 in accordance with FAS 123R for stock option awards. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options, see Note 12 to the Consolidated Financial Statements for the Company in its Form 10-K for the year-ended June 30, 2009. The grant date fair value computed in accordance with FAS 123R for each stock option reported in this column. The table below provides the number of shares of unvested stock options for each director as of June 30, 2009.

(4)

The amounts reported in this column consisted of above-market interest paid pursuant to the Company’s Deferred Compensation Plan. In accordance with applicable SEC regulations, the reported above-market interest consists of earnings in the interest method of accrual in our Deferred Compensation Plan to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.

(5)	Mr. Chipman was a director for the first four months of the 2009 fiscal year but did not stand for re-election at the October 2008 shareholder meeting.
(6)	Mr. Mosich joined the Board effective May 1, 2009.

As of June 30, 2009, each then current non-employee director held the following number of shares of vested and unvested Company stock options, unvested restricted stock and unvested restricted stock units granted as awards:

Name	Vested Stock Options	Unvested Stock Options	Unvested Restricted Stock	Unvested Restricted Stock Units
Theodore Allrich	59,573	192	766	7,667
John Gary Burke	12,750	150	600	6,000
Michael A. Chipman	—	—	—	—
Jerry F. Englert	115,798	208	834	8,333
Paul Grinberg	23,608	192	766	7,667
Nicholas A. Mosich	—	—	—	10,000
Thomas J. Pancheri	23,517	150	600	6,000
C. Michelle Paulus	34,595	150	600	6,000
Gordon L. Witter, Jr.	23,517	150	600	6,000

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction: Overview and Process

The Compensation Committee of the Company’s Board of Directors is responsible for designing and maintaining the Company’s compensation programs consistent with the objectives set forth below. The Committee establishes all forms of compensation, including the base salary, bonus, and both the value of the equity award and the mix of equity vehicles for the Company’s executives including the Named Executives consisting of the company’s Chief Executive Officer, Chief Financial Officer and the three most highly paid executive officers based on 2009 compensation. References to “executives” in this Compensation Discussion and Analysis, includes the Named Executives, unless otherwise specified.

The Company provides for a base salary that was determined according to competitive pay practices, level of responsibility, prior experience and breadth of knowledge. The Bank used its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. In certain situations, the employment agreement defines annual base salary increases. The Compensation Committee reviews all executive base salaries annually.

Objectives of Our Compensation Programs

The Company’s compensation programs have been designed with the following objectives in mind:

•

Total compensation amounts should be sufficiently competitive with industry peer companies to enable the Company to attract and retain top executive talent, while also being consistent with the Company’s objective of maintaining a competitive and efficient cost structure.

•

A substantial portion of each executive’s pay should be performance-based compensation that is variable based on the Company’s annual and long-term operating performance and long-term shareholder returns, and should be aligned with the Company’s business strategy.

•	Compensation should be commensurate with the role, scope, and complexity of each executive’s position relative to other executives and employees.

The Company’s compensation programs reflect its position as a growing company in the highly competitive, dynamic and consolidating financial services industry. The Company uses a variety of elements to support the objective of making compensation sufficiently competitive to attract and retain top talent, provide incentives and rewards to executives, and ensure that management’s interests are aligned with shareholder interests.

Setting Compensation Levels

The Company provides for a base salary that was determined according to competitive pay practices, level of responsibility, prior experience and breadth of knowledge. The Company used its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. Mr. Garrabrants’ employment agreement defines annual base salary only for the 2008 fiscal year. For Messrs. Evans, Micheletti and Berengolts, their employment agreements define annual base salary increases for the fiscal years 2004 and 2005 only. The Compensation Committee reviews all executive base salaries annually.

The following table summarizes the primary elements of the Company’s direct compensation arrangements and how they support the Company’s other compensation objectives in the short and long term:

Components of Direct Compensation

Element	Character	How Objectives Are Met
Base Salary	Short Term	Helps ensure that compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.
Annual Non-Equity Incentive Plan Compensation (Cash & Deferred Bonus)	Short Term	Varies based on the Company’s attaining of annual performance measures that are aligned with the business strategy and shareholders’ interests.
Stock Options	Long Term	Varies based on long-term stock price performance and promotes shareholders’ interests.
Restricted Stock	Long Term	Varies based on long-term total shareholder return and promotes shareholders’ interests.

Salary and Annual Incentive Compensation

The Company provides each Named Executive with a base salary that is commensurate with the role, scope, and complexity of his position relative to other executives and employees. In establishing salaries for the named officers and other executives, the Compensation Committee reviews (i) the historical performance of those officers and other executives; and (ii) available information regarding prevailing salaries and compensation programs at banks and other financial services organizations which are comparable, in terms of asset-size, capitalization and performance to the Bank. Another factor, which is considered in establishing salaries of executive officers, is the cost of living in Southern California, which generally is higher than in other parts of the country.

The Company sets annual cash and deferred bonus ranges for each Named Executive based on annual Company performance measures established by the Compensation Committee pursuant to the executive’s employment agreement or when merited. The employment agreement bonuses paid to Named Executives are determined based on a pre-established formula measuring the Company’s performance against criteria that we believe are drivers for creating shareholder value and achieving the Company’s strategic goals.

Long-term Equity Incentive Compensation

The Company designed its 2004 Stock Incentive Plan (the “2004 Plan”) with a focus on aligning Named Executive incentives with long-term shareholder value. A combination of stock options and restricted stock awards are used by the Company to create a long-term incentive program. Performance shares are also available for award in the future under the 2004 Plan.

When establishing each Named Executive’s total long-term equity incentive award, the Committee first sets a number of option shares for each Named Executive’s aggregate equity award. The Company’s philosophy is to pay its employees competitively, and as a result the Committee does not consider the amount of stock owned by our Named Executives from prior awards when determining the amount of their annual equity awards. The Named Executive’s equity award may be converted by the Compensation Committee into a number of shares of restricted stock and stock options.

Stock Options and Restricted Stock

Company stock options have an exercise price equal to the NASDAQ-reported closing price of our common stock on the date of grant. The stock options granted under the 2004 Plan vest over four years, one-fourth on the first anniversary of the award and then one forty-eighth monthly until fully vested. Company stock options generally expire ten years after the grant date, unless they are first exercised. The expiration period is also accelerated if the holder’s employment with us terminates under certain circumstances.

The restricted stock and restricted stock unit awards granted under the 2004 Plan generally vest over three years, one-third on each one-year anniversary of the award. The initial restricted stock grant made to Mr. Garrabrants vests over four years, one-fourth at the end of each fiscal year.

Deferred Compensation Plan

The Company also sponsors an unsecured non-qualified plan known as the Deferred Compensation Plan, which allows Named Executives and certain other highly compensated employees to defer all or a portion of their base salary, bonus, and other compensation after it vests. Balances in the plan receive earnings accrual credits. All credits to the Deferred Compensation Plan represent a Named Executive’s compensation previously earned and deferred; the Company does not provide any matching or similar credits. The plan was designed to allow Named Executives to defer some of their current income to help them with tax planning, and to assist the Company in attracting and retaining top executives by providing retirement benefits that are competitive within the Company’s peer group.

Summary Compensation Table

The following table shows all fiscal 2009 compensation paid by the Company to our Chief Executive Officer, Chief Financial Officer, and other three most highly paid executive officers based on fiscal 2009 compensation. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executives.” Annual Compensation includes amounts deferred at the Named Executive’s election.

Name and Principal Position	Year	Salary($)(2)	Non-equity Incentive Plan($)	Restricted Stock Awards($)(3)	Option Awards($)(4)	Change in Pension Value and Nonqual. Deferred Comp. Earnings ($)(5)	All Other Compensation ($)(6)	Total($)

Gregory Garrabrants(1) Chief Executive Officer and President	2009	$295,961	$171,000	$234,719	—	—	—	$701,680
	2008	243,884	171,000	145,250	—	—	166,094	726,228
Gary Lewis Evans Chief Operating Officer	2009	227,711	—	—	—	—	—	227,711
	2008	220,000	—	—	163,391	712	—	384,103
Andrew J. Micheletti Senior Vice President and Chief Financial Officer	2009	206,808	—	1,041	75,182	—	—	283,031
	2008	190,000	50,000	15,877	75,416	427	—	331,720
Michael J. Berengolts Vice President and Chief Technology Officer	2009	154,927	30,000	—	34,443	—	—	219,370
	2008	145,000	—	—	34,535	810	—	180,345
James H. Thomas Vice President of Finance	2009	144,343	12,000	2,860	—	—	—	159,203
	2008	85,769	8,000	—	—	—	13,020	106,789

(1)	Mr. Garrabrants joined the Company, effective October 23, 2007.

(2)

Salaries for our Named Executives’ 2009 and 2008 performance were established by our Compensation Committee. Mr. Thomas became a Company employee on October 27, 2007. Effective July 1, 2008, the salaries of Mr. Micheletti and Mr. Berengolts were increased to $199,500 and $149,350, respectively. The variations in the amounts shown as “Salary” for the named executives from listed salaries to actual in 2009 above reflect the impact of timing of payments by the Company’s bi-weekly payroll system.

(3)

This column reflects the dollar amount recognized for financial statement reporting purposes for 2009 and 2008 in accordance with the applicable SEC rule and FAS 123R for shares of unvested restricted stock and unvested restricted stock units and outstanding performance share awards held by the Named Executives, which may include amounts from awards made in and prior to 2008. The fair value of our restricted stock is based on the market value of our common stock on the applicable measurement date for accounting purposes. For additional information on the valuation of our restricted stock and performance share awards, see Note 12 to the BOFI Holding, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended June 30, 2009.

(4)

This column reflects the dollar amount recognized for financial statement reporting purposes for 2009 and 2008 in accordance with FAS 123R for stock options held by our Named Executives, which may include amounts from awards granted in and prior to 2008. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our stock options, see Note 12 to the BOFI Holding, Inc. and Subsidiaries Consolidated Financial Statements contained in the Company’s Form 10-K for the year-ended June 30, 2009, as supplemented by the table on page 17 of this Proxy Statement. Any amounts realized by the Named Executives on the awards in this column will depend upon whether the options vest and our Company’s stock price at the time of exercise.

(5)

The amounts reported in this column consisted of above-market interest paid pursuant to the Company’s Deferred Compensation Plan. In accordance with applicable SEC regulations, the reported above-market interest consists of earnings in the interest method of accrual in our Deferred Compensation Plan to the extent that the interest rate exceeded 120% of the applicable federal long-term rate.

(6)

This column represents the amount of all compensation paid to the Named Executives that is not reported in any other column of the table; namely, Mr. Garrabrants’ $166,094 moving expense and Mr. Thomas’s $13,020 moving expense.

Grants of Plan-Based Awards in 2009

The table below shows all plan-based awards that the Company made during fiscal 2009 to the Named Executives.

Name and Principal Position	Year	Grant Date	Non-equity Incentive Plan ($)	Restricted Stock Awards	Option Awards: Number of Shares Underlying Option	Exercise Or Base Price of Option Awards ($ / Per Share)	Grant Date Fair Value of Option Awards ($)

Gregory Garrabrants	2009	April 23,2009	—	44,000	—	$6.10	$268,400
Chief Executive Officer and President	2008	November 20, 2007	—	83,000	—	$7.00	$581,000

Gary Lewis Evans	2009	—	—	—	—	—	—
Chief Operating Officer	2008	—	—	—	—	—	—

Andrew J. Micheletti	2009	—	—	—	—	—	—
Senior Vice President and Chief Financial Officer	2008	—	—	—	—	—	—

Michael J. Berengolts	2009	—	—	—	—	—	—
Vice President and Chief Technology Officer	2008	—	—	—	—	—	—

James H. Thomas	2009	August 21, 2008		1,662		6.02	10,005
Vice President of Finance	2008	—	—	—	—	—	—

Restricted Stock Awards. The Company granted stock units to Mr. Garrabrants in accordance with his employment contract.

Option Awards. There were no stock options granted to Named Executives in fiscal 2008 or 2009.

Option Awards FAS 123R Valuation

The Option Awards column in the Summary Compensation Table on page 16 of this Proxy Statement includes stock option grants to the Named Executives made on the following dates: June 30, 2004; July 25, 2005; July 24, 2006 and October 19, 2006. The Option Awards column in the Director Compensation Table on page 13 of this Proxy Statement includes stock options granted to non-employee directors of the Company on July 25, 2005; August 22, 2005; November 28, 2005 and July 24, 2006. The significant factors and assumptions used in determining the fair value of these stock options is reported in the following table:

FAS 123R Significant Factors and Assumptions

	Options Granted on 6/30/2004	Options Granted on 7/25/2005	Options Granted on 8/22/2005	Options Granted on 11/28/2005	Options Granted on 7/24/2006	Options Granted on 10/19/2006
Grant Date Fair Value($)	$10.00	$9.50	$9.20	$8.50	$7.35	$6.76
Dividend Yield(%)	0.00	0.00	0.00	0.00	0.00	0.00
Expected Volatility(%)	0.01	35.14	35.23	35.41	32.45	31.87
Risk Free Interest Rate(%)	4.20	4.10 or 4.12	4.10	4.34	5.00	4.75
Expected Life (in Years)	7.00	6.00 or 6.25	6.00	6.00	6.00 or 6.25	6.25

Outstanding Equity Awards at the end of Fiscal 2009

This table shows the equity awards that have been previously awarded to each of the Named Executives and which remained outstanding as of June 30, 2009.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Gregory Garrabrants					70,833	(1)	$431,373
Gary Lewis Evans	65,134	—	$4.19	4/27/10
	7,875	—	4.19	4/2/11
	19,000	—	10.00	1/28/12
	22,000	—	10.00	6/30/14
	40,000	—	9.50	7/25/15
	25,000	—	7.35	7/24/16
Andrew J. Micheletti	26,250	—	4.19	4/2/11
	12,500	—	10.00	1/28/12
	20,000	—	10.00	6/30/14
	48,958	1,042	9.50	7/25/15
	14,583	5,417	7.35	7/24/16
Michael J. Berengolts	26,250	—	4.19	4/27/10
	5,250	—	4.19	4/2/11
	6,500	—	10.00	1/28/12
	6,000	—	10.00	6/30/14
	19,583	417	9.50	7/25/15
	10,938	4,062	7.35	7/24/16
James H. Thomas					1,662	(2)	10,122

(1)

Vested shares of 20,750 were granted on November 20, 2007 vesting in one-quarter increments at the end of each of the first four fiscal year-ends after the date of grant. Vested shares of 14,667 were granted on April 23, 2009 vesting in one-third increments at the end of each of the next three fiscal year-ends after the date of grant.

(2)	These shares were granted on August 21, 2008 and vest in one-third increments on each of the first three anniversaries of the date of grant.
(3)	The values contained in this column were calculated by multiplying the number of shares by $6.09, which was the closing price of the Company’s common stock reported on the NASDAQ on June 30, 2009.

Exercised Options and Vested Restricted Stock in Fiscal 2009

This table shows the stock options that were exercised by, and the restricted stock that vested for, each Named Executive during fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gregory Garrabrants(1)	—	—	35,417	$215,690

Gary Lewis Evans	—	—	—	—

Andrew J. Micheletti	—	—	1,667	12,519

Michael J. Berengolts	—	—	—	—

James H. Thomas	—	—	—	—

(1)	Mr. Garrabrants chose to net settle his shares upon vesting, selling back to the Company 11,492 shares of the 35,417 vested shares to cover his income tax withholding.

Nonqualified Deferred Compensation Plan

Effective January 1, 2003, we adopted the Bank of Internet USA Nonqualified Deferred Compensation Plan to provide designated key executive and management employees with an opportunity to defer additional compensation beyond the limitations imposed on our 401(k) plan by the Internal Revenue Code. The liabilities associated with the plan are unfunded and unsecured. Our Named Executives are currently eligible to participate and three currently participate in the plan. We also have a substantially similar deferred compensation plan for our outside directors, two of whom are currently are participating.

Elective Deferrals - Our deferred compensation plan allows eligible employees to elect to defer up to 100% of their compensation, including commissions and bonuses. Although the plan provides that we may make discretionary contributions to a participant’s account, no such discretionary contributions have been made to date. Participant deferrals are fully vested at all times, and discretionary contributions, if any, will be subject to a vesting schedule specified by us.

Non-equity Incentive Plan Bonus Deferrals - Named Executives are awarded annual non-equity incentive bonuses based on quantitative criteria defined in the employment agreement. The criteria are based on the Bank’s profitability and asset growth. No more than one-half of the bonuses may be paid in cash and the remainder contributed to the Named Executive’s deferred compensation plan. The employment agreement defines a three-year vesting period for amounts contributed to the deferred compensation plan. No non-equity incentive bonuses awarded were deferred to Named Executives in fiscal 2008 or 2009. Deferred compensation expense for fiscal 2009 includes vesting of prior non-equity incentive plan awards.

One-Time Deferred Compensation - As provided by the employment agreement in 2003, the Company contributed a one-time amount to Named Executives deferred compensation plan. The deferred compensation and all earnings vest incrementally over a five-year period and was fully vested on July 1, 2008. Deferred compensation expense for fiscal 2008 includes the vesting of one-fifth of the 2003 award.

The table below shows the activity in the Deferred Compensation Plan during fiscal 2009 for the Named Executives.

Name and Principal Position	Executive Contributions In Fiscal 2009	Company Contributions In Fiscal 2009	Earnings In Fiscal 2009	Paid out In Fiscal 2009	Aggregate Balance At June 30, 2009	Vested Balance At June 30, 2009

Gregory Garrabrants	—	—	—	—	—	—
Chief Executive Officer and President

Gary Lewis Evans	$1,550	—	$4,442	$134,078	$8,983	$8,893
Chief Operating Officer

Andrew J. Micheletti	—	—	2,496	70,332	13,980	13,980
Senior Vice President and Chief Financial Officer

Michael J. Berengolts	—	—	4,916	176,722	—	—
Vice President and Chief Technology Officer

James H. Thomas	—	—	—	—	—	—
Vice President of Finance

Potential Payments Upon Termination or Change in Control

This section discusses the incremental compensation that would be payable by the Company to each Named Executive in the event of a change-in-control of the Company or a termination of the Named Executive’s employment with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules the following discussion assumes:

(i)	that the triggering event in question – death, disability, change in control or termination – occurred on June 30, 2009, the last business day of fiscal 2009; and

(ii)	with respect to calculations based on the Company’s stock price, we used $6.09, which was the reported closing price of one share of the Company’s common stock on the NASDAQ on June 30, 2009.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers of the Company, such as employee group term life insurance. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include, for example, the timing during the year of any event and the Company’s stock price.

The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

Various agreements and plans define each Named Executive’s rights and obligations in the event of a triggering event. For example, Named Executives may be a party to an agreement with the Company called an “employment agreement’ and may also be a party to an equity award agreement. The following is a general discussion of the primary categories of triggering events pursuant to the Company’s Named Executives’ employment agreements and the Company plans. Mr. Thomas is not a party to an employment agreement with the Company, but is a party to an equity award agreement.

Death or Disability

The Named Executives’ employment agreements generally provide that the Company shall make no further cash payments to the Named Executive, or his estate, in the event of death or disability, except payment of a death benefit of three times executive’s then-current annual salary. Generally, all vested stock option grants at the date of death or disability may be exercised by the beneficiaries of the Named Executive for a period of up to twelve (12) months after date of death or disability.

Upon death or disability, cash bonuses payable to a Named Executive are prorated based on the number of days of active service during the fiscal year prior to the triggering event. The Company’s performance continues to be measured against the applicable performance measures at the end of the applicable fiscal year.

Each Named Executive, or his beneficiaries, will receive payments or benefits under the Company’s Deferred Compensation Plan to the extent of their vested and accrued balances. The plan, including the Named Executives’ plan balances or accrued amounts, as applicable, are described in detail beginning on page 19 of this Proxy Statement. In general, this plan provides for either the payment of a lump-sum or installment payments. Between the date of the applicable triggering event and the date benefits are distributed, each Named Executive’s benefits under these plans continue to accrue earnings. In each Named Executive’s employment agreement, “termination due to disability” is generally defined as the Named Executive being unable to perform the essential functions of his job for a continuous period of 90 days.

For Mr. Garrabrants, in the event that his employment terminates by reason of disability, he shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all outstanding equity incentive awards including Restricted Stock Unit Awards granted to him, and (ii) his Short-Term Cash Incentive Award for the period in which the Termination Date occurs, prorated to the Termination Date, to be paid in a lump-sum within 30 days of termination, as such terms are defined in the plan.

Additionally, upon Mr. Garrabrants’ receipt of a Notice of Termination for Disability, he shall receive, at the option of Employer (i) his Annual Restricted Stock Unit Award for the period in which the Termination Date occurs, prorated to the Termination Date, or (ii) an equivalent amount of cash payable in a lump-sum at termination at the option of the Employer.

In the event of the death of Mr. Garrabrants, he shall have designated a beneficiary in writing or, in the absence of such a designation, his estate, shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit Awards granted to him, and (ii) his Short-Term Cash Incentive Award for the period in which Death occurs, prorated to date of Death, to be paid in a lump-sum within 30 days of termination.

Termination of Employment by the Company

In accordance with their employment agreements, if a Named Executive is terminated by the Company, without cause, he would be entitled to:

•	a severance payment equal to his then-current base monthly salary multiplied by twelve (12) and paid either as a lump-sum or in monthly installments, at the discretion of the Board of Directors;

•	accelerated vesting of all unvested portions of stock option and restricted stock awards; and

•

continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.

The Named Executive will receive payments or benefits under the Company’s Deferred Compensation Plan to the extent of his vested and accrued balances, as described in the death and disability section above.

For Mr. Garrabrants, in the event such officer’s employment is terminated by Employer Without Cause, or such officer resigns employment for Good Reason, within a period of 90 days after the occurrence of the event giving rise to Good Reason, he shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including Restricted Stock Unit awards granted to him, (ii) his target Short-Term Cash Incentive Award for the period in which such termination occurs, prorated to the Termination Date to be paid in a lump sum within 30 days of termination, and (iii) payment of an amount equal to two times his then-current base salary, to be paid in lump sum within 30 days of termination.

In addition, upon Mr. Garrabrants’ receipt from Employer of a Notice of Termination Without Cause or Employer’s receipt from him of a Notice of Termination for Good Reason, he shall receive, at the option of Employer, either (iv) his Annual Restricted Stock Unit Award computed pursuant to contract, for the fiscal year in which the Termination Date occurs, except that to the extent that the ROE multiplier (if the quarter immediately prior to the Notice of Termination was a fiscal year end) or Prorated ROE Multiplier (if the quarter immediately prior to the Notice of Termination was not a fiscal year end) is less than one, the amount shall be computed assuming the product is equal to one or (v) an equivalent amount of cash payable in a lump-sum at termination.

Termination by Company with “Cause” or by the Named Executive for Any Reason

In accordance with each Named Executive’s employment agreement, if such Named Executive is terminated by the Company with “cause”, then the Named Executive would not be entitled to any cash severance payments. In addition, all of the Named Executive’s outstanding stock options, whether vested or unvested, and unvested shares of restricted stock, would be immediately forfeited and cancelled pursuant to the applicable equity award agreements. The employment agreements generally define “cause” to include (i) failure to perform duties in a satisfactory manner, after notice thereof; (ii) conviction of illegal activity which materially adversely affects Bank’s reputation or which evidences the executive’s lack of ability to perform duties; (iii) certain crimes or dishonesty, fraud, etc. which causes termination of insurance coverage under blanket bond; or (iv) actions by government bank regulators to close or take the Bank or to issue a cease and desist order to remove executive from office.

Cash bonus payments pursuant to the Company’s non-equity incentive plans would be prorated based on the number of days of active service during the calendar year prior to the termination. The Company’s performance continues to be measured against the applicable performance measures at the end of the applicable fiscal year.

If the Named Executive resigns his employment for any reason, the employment agreements and plan documents do not provide for any additional compensation or benefits for such Named Executive. However, the Named Executive would not forfeit his equity awards and other benefits, as described above.

For Mr. Garrabrants in the event he is terminated with “cause” or in the event that he terminates his employment for any reason, the following benefits shall be the only termination benefits he is entitled to from the Company: (i) all accrued but unpaid Base Salary and vacation benefits as of the Termination Date (“Accrued Benefits”) and (ii) any other benefits already vested as of the Termination Date under any of his applicable equity compensation, pension, cash incentive compensation, or similar plans in which he participated immediately prior to termination (“Vested Benefits”).

In the event of Mr. Garrabrants’ Resignation Without Good Reason, he shall be entitled to payment of his Short-Term Cash Incentive Compensation earned for the period prior to resignation but unpaid at the time of resignation.

Upon a Change-in-Control of the Company

The Named Executives’ employment agreements do not provide for any additional compensation payable to the Named Executives in the event of a change-in-control of the Company. However, the Company’s Amended and Restated 1999 Stock Option Plan and the 2004 Plan provide that as of the consummation of a “corporate transaction,” all outstanding unvested stock options and unvested shares of restricted stock would generally receive accelerated vesting, but only to the extent that such awards are not assumed by the Company or substituted by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect. For this purpose, “corporate transaction” is generally defined in the plans as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a change-in-control of the Company.

For Mr. Garrabrants, during the term of his employment agreement, if within two years after a Change in Control, his employment is terminated (a) by Employer or Employer’s successor other than for Cause, Death or Disability or (b) by him for Good Reason, in either case, “a Change of Control Termination,” then:

(i) Employer shall pay him in a single severance payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount in cash equal to three times the sum of (a) his then-current Base Salary and (b) his target Annual Short-Term Cash Incentive Compensation Award as in effect on the Termination Date, plus

(ii) any unvested equity incentive award including Restricted Stock Unit awards shall become immediately and fully vested.

Additionally, if Mr. Garrabrants receives a Notice of Termination and the termination when effective shall be a Change of Control Termination, Employer shall grant to him immediately upon receipt of the Notice of Termination, a Restricted Stock Unit Award, or if unable under the terms of extant equity compensation plan(s), an equivalent amount of cash, equal to two times his Annual Restricted Stock Compensation Award for the current fiscal year, except that to the extent that the ROE multiplier is less than one, the amount shall be computed assuming the product is equal to one.

If a Change in Control occurs and Mr. Garrabrants employment with Employer is terminated prior to a Change in Control other than for Cause, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a Change in Control, then his termination shall be a Change of Control Termination and upon occurrence of the Change in Control, such officer shall be entitled to receive the payments as described above.

280G Tax Gross-Up

Our employment and change-in-control agreements with Mr. Garrabrants provide that if any Company payment made upon termination after a change-in-control of the Company constitutes an “excess parachute payment” under Section 280G of the Code, we would make a gross-up payment to the Named Executive. The gross-up payment would be equal to the amount necessary to cause the net amount retained by the Named Executive, after subtracting (i) the excise tax imposed on “excess parachute payments” by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount the named executive would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made. The amount of the Gross-Up Payment in no event shall exceed five hundred thousand ($500,000).

The following tables summarize the approximate value of termination payments and benefits that the Named Executives would have received if their employment had been terminated on June 30, 2009 under the circumstances specified:

Gregory Garrabrants

				Termination After Change-in-Control(5)(6)
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)(5)	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)
Cash Severance(1)	15,949	870,949	—	585,949	15,949
Option Vesting(2)	—	—	—	—	—
Restricted Stock Vesting(3)	469,431	922,950	469,431	974,400	—
280G Tax Gross Up(4)	—	—	—	500,000	—
Total Value Upon Event	485,380	1,793,899	469,431	2,060,349	15,949

Total Value Upon CIC and Termination Events in Column D (Column C+D)				2,529,780

Total Value Upon CIC and Termination Event in Column E (Column C+E)					485,380

(1)

Mr. Garrabrants’ employment agreement provides for a lump sum cash payment in the amount of two times his annual salary, in the event we terminate his employment, without cause, prior to a change-in-control; or three times his annual salary and target bonus if within two years following a change-in-control, our successor terminates his employment for any reason or by Mr. Garrabrants for good reason. In addition, any accrued vacation is paid out.

(2)

Mr. Garrabrants’ employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by us for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by our successor for any reason or by Mr. Garrabrants’ for good reason (assuming the vesting of his options and stock does not accelerate on the closing of the change-in-control). The value of stock option vesting reflected in the table is zero as Mr. Garrabrants’ does not have any stock options.

(3)

The value of restricted stock vesting was calculated by multiplying the number of unvested shares of 41,450 by $7.00 and unvested shares of 29,333 by $6.10, with any performance measures through the end of 2009 factored into the calculation for Death or Disability but not for a Change-in-Control. Additionally, in the event of termination without cause, Mr. Garrabrants shall receive an additional stock grant equal to a minimum of 80,000 shares (and in the event of a change of control termination, an additional stock grant of 160,000 shares) or more depending upon the return on equity of the bank prior to his termination.

(4)

Mr. Garrabrants’ employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitutes a “parachute payment” under Section 280G of the Code, the Company would make a gross-up payment to Mr. Garrabrants. The gross-up payment would be equal to the amount necessary to cause the net amount retained by Mr. Garrabrants, after subtracting (i) the parachute payment excise tax imposed by Section 4999 of the Code, and (ii) any federal, state and local income taxes, FICA tax, and the Section 4999 excise tax on the gross-up payment, to be equal to the net amount Mr. Garrabrants would have retained had no Section 4999 excise tax been imposed and no Company gross-up payment been made.

(5)

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control because Mr. Garrabrants’ employment contract did not provide for the assumption or substitution of unvested stock options and restricted stock by the acquiring company.

(6)

For a change-in-control and subsequent termination of Mr. Garrabrants’ employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Gary Lewis Evans

				Termination After Change-in-Control(5)(6)
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)(5)	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)
Cash Severance(1)	685,385	245,385	—	245,385	245,385
Option Vesting(2)	—	—	—	—	—
Restricted Stock Vesting(3)	—	—	—	—	—
280G Tax Gross Up(4)	—	—	—	—	—
Total Value Upon Event	685,385	245,385	—	245,385	245,385

Total Value Upon CIC and Termination Events in Column D (Column C+D)				245,385

Total Value Upon CIC and Termination Event in Column E (Column C+E)					245,385

(1)

Mr. Evans’ employment agreement provides for a lump sum cash payment in the amount of three times his annual salary, in the event of death and one time annual salary, in the event his employment his terminated. In addition, any accrued vacation is paid out.

(2)

Mr. Evans’ employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by us for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by our successor (assuming the vesting of his options and stock does not accelerate on the closing of the change-in-control). The value of stock option vesting reflected in the table is zero, as Mr. Evans does not have any unvested stock options.

(3)	Mr. Evans does not have any restricted stock, therefore the value is zero.
(4)	Mr. Evans’ employment agreement does not provide for a gross-up payment under Section 280G of the Code.
(5)	All of Mr. Evans’ stock options have previously vested; therefore, this column is zero.
(6)

For a change-in-control and subsequent termination of Mr. Evans’ employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Andrew J. Micheletti

				Termination After Change-in-Control(5)(6)
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)(5)	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)
Cash Severance(1)	621,518	222,518	—	222,518	23,018
Option Vesting(2)	19,598	19,598	19,598	—	—
Restricted Stock Vesting(3)	—	—	—	—	—
280G Tax Gross Up(4)	—	—	—	—	—
Total Value Upon Event	641,116	242,116	19,598	222,518	23,018

Total Value Upon CIC and Termination Events in Column D (Column C+D)				242,116

Total Value Upon CIC and Termination Event in Column E (Column C+E)					42,616

(1)

Mr. Micheletti’s employment agreement provides for a lump sum cash payment in the amount of three times his annual salary, in the event of death and one time annual salary if we terminate his employment, without cause, prior to a change-in-control. In addition, any accrued vacation is paid out.

(2)

Mr. Micheletti’s employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by us for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by our successor (assuming the vesting of his options and stock does not accelerate on the closing of the change-in-control).

(3)	Mr. Micheletti’s does not have any restricted stock; therefore, the value is zero.
(4)	Mr. Micheletti’s employment agreement does not provide for a gross-up payment under Section 280G of the Code.
(5)

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

(6)

For a change-in-control and subsequent termination of Mr. Micheletti’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Michael J. Berengolts

				Termination After Change-in-Control(5)(6)
	A	B	C	D	E
Type of Benefit	Death or Disability ($)	Termination before a Change- in-Control by Company without Cause($)	Upon a Change-in- Control($)(5)	Termination by Company for Any Reason or by Executive with Good Reason($)	Termination by Executive without Good Reason($)
Cash Severance(1)	465,282	166,582	—	166,582	17,232
Option Vesting(2)	13,553	13,553	13,553	—	—
Restricted Stock Vesting(3)	—	—	—	—	—
280G Tax Gross Up(4)	—	—	—	—	—
Total Value Upon Event	478,835	180,135	13,553	166,582	17,232

Total Value Upon CIC and Termination Events in Column D (Column C+D)				180,135

Total Value Upon CIC and Termination Event in Column E (Column C+E)					30,785

(1)

Mr. Berengolts’ employment agreement provides for a lump sum cash payment in the amount of three times his annual salary, in the event of death and one time annual salary if we terminate his employment, without cause, prior to a change-in-control. In addition, any accrued vacation is paid out.

(2)

Mr. Berengolts’ employment agreement provides for the acceleration of vesting of stock options and restricted stock upon his termination (i) by us for any reason other than for cause preceding a change-in-control, or (ii) after a change-in-control, by our successor (assuming the vesting of his options and stock does not accelerate on the closing of the change-in-control).

(3)	Mr. Berengolts does not have any restricted stock; therefore, the value is zero.
(4)	Mr. Berengolts’ employment agreement does not provide for a gross-up payment under Section 280G of the Code.
(5)

These columns assume that the vesting of stock options and restricted stock accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.

(6)

For a change-in-control and subsequent termination of Mr. Berengolts’ employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee. The members of the Compensation Committee in 2009 were Gordon Witter, Jr., the Committee’s Chairman, Paul Grinberg and Thomas Pancheri, each of whom was determined by the Board of Directors to be independent within the meaning of that term in the NASDAQ’s listed company rules.

No Interlocks. No executive officer of the Company served on the Board of Directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based upon such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of the Board of Directors
Gordon Witter, Jr., Chairman
Paul Grinberg
Thomas Pancheri

RELATED TRANSACTIONS AND OTHER MATTERS

Related Party Transaction Policy and Procedures

Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company’s Board of Directors is responsible for reviewing and approving or ratifying all related party transactions that are subject to the policy. This written policy applies to certain transactions involving over $100,000 in any calendar year with related parties, which includes our officers, directors and director nominees, and members of their immediate family. The policy also applies to certain transactions with Company shareholders who own more than 5% of the Company’s stock. In determining whether to approve or ratify a related party transaction, the Board of Directors will take into account material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

Transactions with Our Directors

In the ordinary course of its business, the Bank of Internet USA makes loans to and engages in other banking transactions including maintaining deposit accounts with its directors and their associates. Such loans and other banking transactions are made on the same terms, including interest rates and collateral securing the loans, as those prevailing at the time for comparable transactions with persons of comparable creditworthiness that have no affiliation with the Company or the Bank. In addition, such loans are made only if they do not involve more than the normal risk of collectability of loans made to non-affiliated persons and do not present any other unfavorable features.

Legal Proceedings Involving Our Directors and Executive Officers

There were no legal proceedings involving our directors or executive officers at the date of the Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations, our directors and executive officers are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of the copies of such forms and certifications furnished to us, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2009 fiscal year, except as follows: Director Mosich filed one Form 3 late reporting his initial ownership of securities after joining the Board; Director Pancheri filed one Form 4 late reporting an open order to buy our common stock; Chief Executive Officer and Director Garrabrants filed one Form 4 late reporting the net-settlement of restricted stock units.

COMPANY STOCK PERFORMANCE

The following graph compares the stock performance of our common stock, after our initial public offering starting March 15, 2005 through June 30, 2009, with that of (i) the companies included in the U.S. NASDAQ Index, and (ii) the banks included in the ABA NASDAQ Community Bank Index (ABAQ):

The Stock Performance Graph assumes that $100 was invested in the Company on March 15, 2005 (which was the date on which the Company’s shares commenced trading on the NASDAQ National Stock Market), and in the ABAQ Index and that any dividends issued for the indicated periods were reinvested. The ABAQ Index generally includes all NASDAQ listed banks or thrifts or their holding companies, excluding the 50 largest banks or thrifts based on asset size. Shareholder returns shown in the Performance Graph are not necessarily indicative of future stock performance.

INDEPENDENT PUBLIC ACCOUNTANTS

Crowe Horwath LLP (“Crowe”) serves as the Company’s independent auditor and has conducted the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2009. The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. In September 2006, the Audit Committee approved the engagement of Crowe to serve as the Company’s independent auditor to conduct the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2009.

A representative of Crowe will be present at the Annual Meeting, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of the Company in advance of the Annual Meeting.

The following table contains information regarding the aggregate fees charged to the Company by Crowe for audit services rendered in connection with the audited consolidated financial statements and reports for the 2009 and 2008 fiscal years.

	Fees Charged
Nature of Services	2009	2008
Audit fees (1)	$177,000	$155,000
Audit-related fees (2)	59,690	16,638
Tax fees (3)	22,160	42,120
All other fees (4)	5,226	39,070

	$264,076	$252,828

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by Crowe.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For fiscal 2008, this category includes fees paid to the Company’s former auditors associated with the transition to the Company’s new auditors.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. The Company did not engage its independent public accountants to provide tax services in fiscal 2009.
(4)	All other Fees consist of fees related to a SOX database and guidance on documenting internal controls.

The Audit committee has concluded that the provision for non-audit services listed above is compatible with maintaining the independence of Crowe.

REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee is composed of three directors who have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NASDAQ. In addition, the Board has determined that Mr. Grinberg is an Audit Committee Financial Expert under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process, financial statements and systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of the Company’s internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (i) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, and (ii) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.

The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditor is responsible for auditing and reporting on the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;

2. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditor the independent auditor’s independence; and

4. Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC.

AUDIT COMMITTEE

Paul Grinberg, Chairman
Thomas Pancheri
Gordon Witter, Jr.

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report to Shareholders, including Form 10-K for the Company for the fiscal year ended June 30, 2009 is being mailed concurrently with this Proxy Statement to all Shareholders of record as of September 10, 2009. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2009 WILL BE PROVIDED (WITHOUT EXHIBITS) TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, BOFI HOLDING, INC., 12777 HIGH BLUFF DRIVE, SUITE 100, SAN DIEGO, CA 92130. This Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2009, are also available at our website, www.bofiholding.com and from the SEC at its website, www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We send some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our agent, Broadridge, if you hold registered shares. You can notify Broadridge by sending a written request to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or by calling Broadridge at (800) 542-1061.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Under SEC Rule 14a-8, any shareholder desiring to submit a proposal for inclusion in our proxy materials for our 2010 Annual Meeting of Shareholders must provide the Company with a written copy of that proposal by no later than 120 days before the first anniversary of the release of Company’s proxy materials for the 2009 Annual Meeting. However, if the date of our Annual Meeting in 2010 changes by more than 30 days from the date on which our 2009 Annual Meeting is held, then the deadline would be a reasonable time before we begin to print and mail our proxy materials for our 2010 Annual Meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are governed by the Securities Exchange Act of 1934, and the rules of the SEC thereunder and other laws and regulations to which interested shareholders should refer.

Our Secretary must receive shareholder proposals or nominations in writing at the executive offices of the Company at 12777 High Bluff Dr., Suite 100, San Diego, California 92130, Attention: Secretary.

OTHER MATTERS

We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors,

Gregory Garrabrants
President and CEO

September 25, 2009

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF THE SHAREHOLDERS

BOFI Holding, Inc.

October 22, 2009

The undersigned hereby appoints Gordon L. Witter, Jr. and Connie M. Paulus or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of BOFI Holding, Inc. (the “Company”) to be held October 22, 2009 at 2:00 PM, local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

1.	Election of Directors. To elect the following three nominees to serve as Class II Directors for a three-year term until the 2012 Annual Meeting of Shareholders and until their successors are elected and have qualified:

Jerry F. Englert, Gregory Garrabrants and Paul Grinberg

ELECTION OF DIRECTORS

☐ FOR all nominees listed	☐ WITHHOLD AUTHORITY to	☐ *EXCEPTIONS
vote for all nominees listed

*	(Instruction: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominees name on the space provided below.)

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board recommends that you vote FOR the above election of directors. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying proxy statement.

Date and sign exactly as name(s) appear(s) on this proxy. If you are signing for an estate, a trust, a corporation or other type of entity, your title or capacity should be stated. If shares are held jointly, each holder should sign.

Date:		2009

Signature

Signature